Exhibit 10.1

August 1, 2025

Dear Mr. John Saunders:

On behalf of 180 Life Sciences Corp., a Delaware corporation (the “Company”), I am pleased to extend to you an offer to join the Company as Vice President of Finance (the “VP Finance”), effective upon approval of your appointment by the Board of Directors. This offer is contingent upon (i) your completion of the enclosed Officers, Directors, Managers and Principal Stockholders Questionnaire, (ii) your confirmation of the enclosed Policy on Insider Trading and Policy on Control and Disclosure of Confidential Information, and (iii) formal approval of your appointment by the Board.

As an Officer, you will owe fiduciary duties to the Company and its stockholders, such as the duty of care, duty of loyalty and the duty of disclosure, which include protecting Company proprietary information from unauthorized use or disclosure.

The following summarizes the compensation that will be provided to you effective upon your appointment to the Board, and subject to approval by the Board:

Cash Fees: Initially, your cash compensation will consist of $350,000 per year and you will initially be granted $1mm of RSUs with a two year vest schedule once the Management Incentive Plan structure is increased and tax related 10B5-1 windows or net vesting schedules are established.

The compensation set forth above is subject to change from time to time in the future as determined by the Board. In addition, the Company’s option plan outlines change in control provisions, termination rights, and other matters related to the option grants.

Enclosed are the following documents for your completion:

●	Officers, Directors, Managers and Principal Stockholders Questionnaire; and

●	Policy on Insider Trading and Policy on Control and Disclosure of Confidential Information

This offer is submitted to you with the understanding that you will tender your resignation as an officer of the Company in the event that you are not in compliance with the Company’s then applicable policies, codes or charters (including those set forth above). Should you accept this offer, you are representing to us that you (i) do not know of any conflict which would restrict your ability to serve as an officer of the Company, and (ii) will not provide the Company with any documents, records, or other confidential information in violation of the rights of other parties.

Consistent with the Company’s governing documents, while the Board has authority to appoint you as an officer of the Company, your continued service will be subject to Board approval and the Company’s Board has the right to remove an officer at any time in accordance with the provisions of applicable law.

You will also be entitled to indemnification for your services as an officer in accordance with the Company’s standard form of indemnification agreement, a copy of which will be provided to you upon your appointment, and the governing documents of the Company.

You are free to end your relationship as an officer of the Company at any time and for any reason. In addition, your right to serve as an officer of the Company is subject to the provisions of the Company’s charter documents.

The terms in this letter agreement supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company regarding your service as an officer of the Company.

While you serve as an officer of the Company, you will be expected to notify the Company’s legal department of any conflicts of interests that may arise with respect to the Company.

I hope that you will accept our offer to serve as an officer of the Company and look forward to a productive future relationship. If you agree with the above, please indicate your agreement with these terms and accept this offer by signing and dating this letter below.

Sincerely,

/s/ McAndrew Rudisill
McAndrew Rudisill
Chairman of the Board of Directors

Acknowledged and Agreed:

/s/ John Saunders
Date: 08/01/2025